Exhibit 23.5
[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2005. We hereby further consent to the use of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2005. We further consent to the incorporation by reference thereof into Whiting Petroleum Corporation’s Registration Statements on Form S-8 (Registration No. 333-111056), Form S-4 (Registration No. 333-121614) and Form S-4 (Registration No. 333-129942).
Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Frederic D. Sewell Frederic D. Sewell
Chairman and Chief Executive Officer

February 28, 2006